Exhibit 99.1

CLAYTON WILLIAMS ENERGY, INC.

FOR IMMEDIATE RELEASE

Monday, July 25, 2016

CLAYTON WILLIAMS ENERGY ANNOUNCES AGREEMENT TO SELL

$150 MILLION OF COMMON STOCK

New Capital to Strengthen Balance Sheet, Reduce Leverage and Enhance Growth

Company Expanding Board and Filling Senior Management Positions

Midland, Texas, July 25, 2016 (BUSINESS WIRE) - Clayton Williams Energy, Inc. (the “Company”) (NYSE:CWEI) announced today the sale of 5,051,100 shares of common stock to funds managed by Ares Management, L.P. (NYSE: ARES) for cash proceeds of $150 million, or approximately $29.70 per share.

Proceeds from this sale will provide additional liquidity for potential debt reduction transactions related to its 2019 Senior Notes and for developmental drilling on its 65,000 net acre position in the core of the southern Delaware Basin.

“This equity raise significantly strengthens our balance sheet and provides funds to reduce leverage and possibly accelerate our drilling activities in the Delaware Basin,” said Mel Riggs, President of Clayton Williams Energy.  “We welcome Ares as a significant stockholder and look forward to working together to enhance shareholder value.”

“This transaction marks the second significant investment by Ares in Clayton Williams, demonstrating our confidence in the Company and the strength of its high quality assets,” said Nate Walton, Partner at Ares Management.

In connection with the transaction, lenders under the Company’s term loan credit facility waived certain restrictions to enable the Company to use proceeds from equity issuances and specified asset sales for debt reduction and capital expenditures.

The Company announced that its Board of Directors will be expanded from seven to nine directors.  Ares will have the right to nominate one of the two new directors, subject to approval by the Board’s Nominating and Governance Committee.

The transaction was approved by the Board of Directors upon the recommendation of a Transaction Committee of the Board of Directors.  The transaction is expected to close during the third quarter and remains subject to customary regulatory approvals as well as compliance with notice requirement to file an Information Statement with the Securities and Exchange Commission reporting that stockholders representing more than 50% of the Company’s common stock approved the transaction by written consent.

The Company also announced that it has engaged an executive search firm to assist in recruiting executives to fill two senior management positions.  The Company is seeking a candidate to fill the position of Chief Operating Officer that was vacated in March 2015 when Mel Riggs assumed the position of President of the Company.  In addition, the Company is seeking a successor to Michael Pollard, Chief Financial Officer, who has announced his desire to step down as CFO upon the employment of his successor.

The Company will file a Form 8-K with the Securities and Exchange Commission today regarding this transaction and also plans to provide an update on its operations in connection with the release of its second quarter 2016 financial results in August 2016.

Vinson & Elkins L.L.P. served as legal advisor to the Company, and Kirkland & Ellis LLP served as legal advisor to Ares.  Advisors to the Transaction Committee of the Board of Directors were Goldman, Sachs & Co. as financial advisor and Potter Anderson & Corroon LLP as legal advisor.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Clayton Williams Energy, Inc. nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock sold in the private placement.

About Clayton Williams Energy, Inc.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

About Ares Management

Ares Management, L.P. is a publicly traded, leading global alternative asset manager with approximately $94 billion of assets under management as of March 31, 2016 and more than 15 offices in the United States, Europe and Asia. Since its inception in 1997, Ares has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares believes each of its three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares was built upon the fundamental principle that each group benefits from being part of the greater whole. For more information, visit www.aresmgmt.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements.  These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.  The Company cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and marketing of oil and gas.

These risks include, but are not limited to, the possibility of unsuccessful exploration and development drilling activities, our ability to replace and sustain production, commodity price volatility, domestic and worldwide economic conditions, the availability of capital on economic terms to fund our capital expenditures and acquisitions, our level of indebtedness, the impact of the current economic recession on our business operations, financial condition and ability to raise capital, declines in the value of our oil and gas properties resulting in a decrease in our borrowing base under our credit facility and impairments, the ability of financial counterparties to perform or fulfill their obligations under existing agreements, the uncertainty inherent in estimating proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, drilling and other operating risks, lack of availability of goods and services, regulatory and environmental risks associated with drilling and production activities, the adverse effects of changes in applicable tax, environmental and other regulatory legislation, and other risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums	Michael L. Pollard
Director of Investor Relations	Chief Financial Officer
(432) 688-3419	(432) 688-3029
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com